P.O. Box 25099 ▫ Richmond, VA 23260 ▫ Phone: (804) 359-9311 ▫ Fax: (804) 254-3584

PRESS RELEASE

CONTACT: Candace C. Formacek	RELEASE: 4:00 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Six-Month Results

Richmond, VA, November 6, 2012 / PRNEWSWIRE

HIGHLIGHTS

Six Months

Diluted earnings per share of $2.50.

Segment operating income of $123 million, up 34% largely due to shipment timing.

Uncommitted inventory levels reduced to 10% of tobacco inventory.

Dividend increase announced for the 42nd consecutive year.

Second Quarter

Segment operating income of $78 million, up $17 million from prior year.

Revenues increased 5% to $675 million.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that net income for the first half of fiscal year 2013, which ended on September 30, 2012, was $71.1 million, or $2.50 per diluted share. Those results were significantly higher than last year’s net income of $7.8 million, or $0.02 per diluted share, which included the effects of the charge in the second quarter of fiscal year 2012 for the European Commission fine. The comparison of the current and prior year periods is affected by several unusual items, which are described below and amount to net pretax charges of $3.7 million ($0.05 per diluted share) for the first six months of fiscal year 2013, and $49.3 million ($1.90 per diluted share) for the same period last year.

For the three months ended September 30, 2012, net income of $48.0 million, or $1.68 per diluted share, which included restructuring costs totaling $3.7 million ($0.05 per diluted share), compared with a net loss for the prior year’s second quarter of $8.0 million, or $0.51 per diluted share, which included unusual items amounting to a net pretax charge of $52.1 million ($1.93 per diluted share).

Segment operating income, which excludes those unusual items, was $122.7 million, an increase of 34%, for the six-month period and $78.5 million, an increase of 27%, for the quarter ended September 30, 2012, on larger volumes due in part to shipment timing. Operating results in both periods also included a $7.8 million increase in dividend income from unconsolidated subsidiaries. Revenues increased by 1% to $1.1 billion for the first half of fiscal year 2013, and by 5% to $675.2 million for the three months ended September 30, 2012, mostly as a result of higher volumes influenced by accelerated shipments in the second quarter of fiscal year 2013, sales from uncommitted inventories, and carryover shipments in the first quarter from last year’s large crops.

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Universal Corporation

The following table sets forth the charges and gains included in reported results:

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions of dollars, except per share amounts)	2012	2011	2012	2011
(Charges) and gains
Charge for European Commission fine in Italy (1)	$—	$(49.1)	$—	$(49.1)
Restructuring costs (2)	(3.7)	(3.0)	(3.7)	(9.8)
Gain on fire loss insurance settlement in Europe (3)	—	—	—	9.6

Total effect on operating income	$(3.7)	$(52.1)	$(3.7)	$(49.3)

Total effect on net income	$(1.5)	$(48.2)	$(1.5)	$(46.3)

Total effect on diluted earnings per share	$(0.05)	$(1.93)	$(0.05)	$(1.90)

(1)	Fines and accumulated interest from the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.
(2)	Restructuring charges, primarily related to workforce reductions in the United States, South America, Europe, and Africa.
(3)	The fire loss insurance settlement related to a plant fire in Europe in 2010. The operating assets have been replaced.

Mr. Freeman stated, “Our results have been good for the first half of the fiscal year, but they were heavily influenced by the effects of shipment timing. We saw carryover sales from last year’s large African crops in this fiscal year’s first quarter and accelerated shipments from South America and other origins in the second quarter. During the same period last fiscal year, shipments began later in Brazil and Africa due to a slow start to the season caused by oversupplied markets. Although production of flue-cured and burley tobacco outside of China is down, our leaf volumes shipped during the first six months are comparable to last year’s levels. Our uncommitted stocks have also been reduced to very low levels, and we do not anticipate shipment volumes in the second half of the fiscal year to be equivalent to those of the previous fiscal year.

“Beyond that caveat, I am pleased with the recovery in leaf tobacco and with our company’s performance in these transitional markets. Looking forward, we expect market conditions to improve, and we are anticipating larger crops in several key origins where production has not met demand this year.

“Our continued successful management of our cash flow and uncommitted inventories has allowed us to maintain our strong balance sheet and financial flexibility, which we view as a competitive advantage. It also enables us to continue rewarding our shareholders, as we have done with our 42nd consecutive annual dividend increase announced today.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Six Months

Operating income for the flue-cured and burley tobacco operations, which comprise the North America and Other Regions segments, was $113.3 million for the first half of fiscal year 2013, compared to $88.0 million in the first half of the prior fiscal year, as stronger earnings in the Other Regions segment offset declines in the North America segment. Revenues of about $1.0 billion were relatively flat compared with the previous year, as improved volumes combined with marginally lower average prices.

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Universal Corporation

Earnings for the Other Regions segment were $108.8 million, an increase of about 41% from last fiscal year’s first half earnings of $77.4 million. The improvement was driven primarily by higher sales volumes in South America and Africa, mainly as a result of accelerated shipment timing in some origins, as well as carryover shipments, compared to slower deliveries last year. Those results were partly offset by decreased earnings in Europe on reduced volumes, the translation effects of weaker local currencies against the U.S. dollar, and the absence of last year’s insurance recoveries. Selling, general, and administrative expenses for the segment were lower, mostly due to currency remeasurement and exchange gains. In addition, segment results benefited from a $7.8 million increase in dividend income from unconsolidated subsidiaries. Revenues for this segment were up by about 2% to $909.5 million, reflecting increased overall leaf volumes, offset in part by reduced average prices largely as a result of carryover shipments of lower priced African tobaccos. In the North America segment, operating income of $4.5 million decreased by $6.1 million compared with the previous year. Decreased volumes due to shipment delays in Central America and fewer old crop trading and carryover sales were partly mitigated by lower U.S. fixed factory costs. Revenues for this segment were down by 5% to $119.9 million on those volume declines.

Second Quarter

In the second quarter of fiscal year 2013, operating income for flue-cured and burley operations increased by $16.0 million to $77.5 million, compared to the same period last fiscal year. Revenues for the group at $631.4 million were up about 5%, on higher volumes. Operating income for the Other Regions segment improved by 31% to $73.9 million compared with the prior year, due primarily to earlier shipments in Africa and South America and sales of carryover crops in Brazil. Selling, general, and administrative expenses for the segment were down slightly for the quarter. Revenues for the Other Regions segment increased by 7% to $572.0 million mainly as a result of the higher volumes mentioned above. Operating income for the North America segment of $3.6 million was down by $1.5 million, as benefits from lower fixed factory costs in the U.S. were outweighed by fewer domestic old crop sales as well as shipment delays and lower results in Central America. Those volume reductions also reduced revenues for this segment, which declined by 12% to $59.4 million.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income improved by $6.1 million to $9.3 million for the six months ended September 30, 2012, compared with the same period for the previous fiscal year. Results for the dark tobacco business improved owing mainly to recovery in the Indonesian operations after weather-related crop shortages affected last fiscal year’s comparable results. The oriental joint venture experienced larger volumes on earlier shipments in the first quarter of fiscal year 2013, and also benefited from lower operating expenses attributable to the effects of a stronger U.S. dollar. Segment operating income for the second quarter for fiscal year 2013 was $1.0 million, an increase of $0.5 million compared with the prior year, as dark tobacco volume improvements were partly offset by volume reductions due to shipment timing in the oriental joint venture. Revenues for this segment increased for the second quarter of fiscal year 2013 by 15%, to $43.8 million, mostly related to the higher sales for the Indonesian market. Revenues were also up $6.9 million to $107.2 million for the first half of fiscal year 2013, primarily attributable to the timing of shipments of oriental tobaccos into the United States.

OTHER ITEMS:

Cost of goods sold increased by about 3% to $537.1 million in the quarter, consistent with higher revenues for that period and was flat, at $906.5 million, for the first half of fiscal year 2013. Selling, general, and administrative costs declined by $10.8 million in the first half of the year and increased by $1.6 million in the second fiscal quarter. In the six months, favorable comparisons from currency remeasurement and exchange gains and fewer claims and allowances were partially offset by the previous year’s reversal of non-income tax provisions due to a favorable tax ruling in South America.

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Universal Corporation

The consolidated effective income tax rates for the quarter and six months ended September 30, 2012, were approximately 28% and 30%, respectively. The rates for both periods were lower than the 35% federal statutory rate because of changes in exchange rates on deferred income tax assets and liabilities as well as lower effective rates on income from certain foreign subsidiaries. The effective income tax rates for the quarter and six months ended September 30, 2011, were approximately 275% and 70%. Those rates were significantly higher than normal because the Company did not record an income tax benefit on the non-deductible fine portion of the charge for the European Commission fine and interest in Italy. Without that item, the effective income tax rates would have been approximately 29% and 31% for the quarter and six months ended September 30, 2011, respectively. Those rates were lower than the 35% federal statutory rate chiefly due to the effect of exchange rate changes on deferred income taxes of certain foreign subsidiaries.

In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission’s revocation of Deltafina’s immunity from a fine of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and Universal jointly for actions in connection with Deltafina’s purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina has appealed the decision of the General Court to the European Court of Justice. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (€30 million) plus accumulated interest (€5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision. The appeal process is likely to be concluded within eighteen months.

During the first quarter of fiscal year 2012, an insurance settlement was received for replacement cost recovery on the factory and equipment destroyed in a fire at the Company’s sheet tobacco operations in Europe in 2010. The settlement generated a gain of $9.6 million, which was reported as “Other Income” in the Company’s consolidated income statement.

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Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2012.

At 5:00 p.m. (Eastern Time) on November 6, 2012, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2013. A taped replay of the call will be available through November 20, 2012, by dialing (855) 859-2056. The confirmation number to access the replay is 64152448.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2012, were $2.4 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$675,187	$641,026	$1,136,578	$1,120,491
Costs and expenses
Cost of goods sold	537,138	521,600	906,499	906,707
Selling, general and administrative expenses	59,275	57,660	108,478	119,238
Other income	—	—	—	(9,592)
Restructuring costs	3,687	2,962	3,687	9,821
Charge for European Commission fine in Italy	—	49,091	—	49,091
Operating income	75,087	9,713	117,914	45,226
Equity in pretax earnings (loss) of unconsolidated affiliates	(320)	153	1,049	(3,336)
Interest income	70	364	227	721
Interest expense	5,938	5,665	12,108	11,198
Income before income taxes and other items	68,899	4,565	107,082	31,413
Income taxes	19,613	12,562	32,563	22,088
Net income (loss)	49,286	(7,997)	74,519	9,325
Less: net income attributable to noncontrolling interests in subsidiaries	(1,305)	(42)	(3,413)	(1,476)
Net income (loss) attributable to Universal Corporation	47,981	(8,039)	71,106	7,849
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings (loss) available to Universal Corporation common shareholders	$44,268	$(11,752)	$63,681	$424

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$1.89	$(0.51)	$2.73	$0.02
Diluted	$1.68	$(0.51)	$2.50	$0.02

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2012	September 30, 2011	March 31, 2012
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$115,690	$45,505	$261,699
Accounts receivable, net	352,745	378,406	390,790
Advances to suppliers, net	80,946	75,477	135,317
Accounts receivable - unconsolidated affiliates	69,872	47,875	7,370
Inventories - at lower of cost or market:
Tobacco	901,154	966,914	682,095
Other	70,099	73,048	53,197
Prepaid income taxes	16,889	17,777	20,819
Deferred income taxes	43,986	69,905	51,025
Other current assets	72,100	70,444	88,317
Total current assets	1,723,481	1,745,351	1,690,629
Property, plant and equipment
Land	17,098	13,986	17,087
Buildings	230,898	239,325	228,982
Machinery and equipment	548,953	530,982	537,031
	796,949	784,293	783,100
Less accumulated depreciation	(498,470)	(479,882)	(479,908)
	298,479	304,411	303,192
Other assets
Goodwill and other intangibles	99,145	99,365	99,266
Investments in unconsolidated affiliates	91,024	88,217	93,312
Deferred income taxes	21,808	14,879	23,634
Other noncurrent assets	51,262	51,416	56,886
	263,239	253,877	273,098
Total assets	$2,285,199	$2,303,639	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	September 30, 2012	September 30, 2011	March 31, 2012
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Notes payable and overdrafts	$93,646	$288,444	$128,016
Accounts payable and accrued expenses	187,957	198,942	187,790
Accounts payable - unconsolidated affiliates	233	2,607	295
Customer advances and deposits	47,809	56,332	16,832
Accrued compensation	23,654	17,526	30,659
Income taxes payable	15,869	9,294	12,866
Current portion of long-term obligations	8,750	10,000	16,250
Total current liabilities	377,918	583,145	392,708

Long-term obligations	387,500	300,000	392,500

Pensions and other postretirement benefits	140,085	102,912	140,529

Other long-term liabilities	86,221	88,232	90,609

Deferred income taxes	45,517	59,498	44,583

Total liabilities	1,037,241	1,133,787	1,060,929

Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, 219,999 shares issued and outstanding (219,999 at September 30, 2011, and March 31, 2012)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,408,445 shares issued and outstanding (23,230,486 at September 30, 2011, and 23,257,175 at March 31, 2012)	197,435	193,644	196,135
Retained earnings	895,107	800,763	854,654
Accumulated other comprehensive loss	(81,913)	(52,807)	(80,361)
Total Universal Corporation shareholders' equity	1,223,652	1,154,623	1,183,451

Noncontrolling interests in subsidiaries	24,306	15,229	22,539

Total shareholders' equity.	1,247,958	1,169,852	1,205,990

Total liabilities and shareholders' equity	$2,285,199	$2,303,639	$2,266,919

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Six Months Ended September 30,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,519	$9,325
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	21,643	21,786
Amortization	859	785
Provisions for losses on advances and guaranteed loans to suppliers	4,015	6,421
Foreign currency remeasurement loss (gain), net	(10,395)	1,921
Gain on fire loss insurance settlement	—	(9,592)
Restructuring costs	3,687	9,821
Charge for European Commission fine in Italy	—	49,091
Other, net	11,547	20,061
Changes in operating assets and liabilities, net	(160,643)	(231,659)
Net cash used by operating activities	(54,768)	(122,040)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(19,503)	(18,474)
Proceeds from sale of property, plant and equipment	2,232	7,905
Proceeds from fire loss insurance settlement	—	9,933
Net cash used by investing activities	(17,271)	(636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	(29,753)	144,148
Repayment of long-term obligations	(12,500)	(95,000)
Dividends paid to noncontrolling interests	(1,837)	—
Issuance of common stock.	493	134
Repurchase of common stock	—	(4,004)
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(22,846)	(22,343)
Proceeds from termination of interest rate swap agreements	—	13,388
Net cash provided (used) by financing activities	(73,868)	28,898

Effect of exchange rate changes on cash	(102)	(1,724)
Net decrease in cash and cash equivalents	(146,009)	(95,502)
Cash and cash equivalents at beginning of year	261,699	141,007
Cash and cash equivalents at end of period	$115,690	$45,505

See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

NOTE 2. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2012	2011	2012	2011

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$47,981	$(8,039)	$71,106	$7,849
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings (loss) available to Universal Corporation common shareholders for calculation of basic earnings (loss) per share	44,268	(11,752)	63,681	424
Denominator for basic earnings (loss) per share
Weighted average shares outstanding	23,379	23,229	23,338	23,211

Basic earnings (loss) per share	$1.89	$(0.51)	$2.73	$0.02

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$44,268	$(11,752)	$63,681	$424
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	—	7,425	—
Earnings (loss) available to Universal Corporation common shareholders for calculation of diluted earnings (loss) per share	47,981	(11,752)	71,106	424

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	23,379	23,229	23,338	23,211
Effect of dilutive securities (if conversion or exercise assumed) Convertible perpetual preferred stock	4,794	—	4,791	—
Employee share-based awards	328	—	317	296

Denominator for diluted earnings (loss) per share	28,501	23,229	28,446	23,507

Diluted earnings (loss) per share	$1.68	$(0.51)	$2.50	$0.02

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2012	2011	2012	2011

SALES AND OTHER OPERATING REVENUES

Flue-cured and burley leaf tobacco operations:
North America	$59,370	$67,729	$119,856	$126,358
Other regions (1)	571,981	535,149	909,514	893,799
Subtotal	631,351	602,878	1,029,370	1,020,157
Other tobacco operations (2)	43,836	38,148	107,208	100,334

Consolidated sales and other operating revenues	$675,187	$641,026	$1,136,578	$1,120,491

OPERATING INCOME

Flue-cured and burley leaf tobacco operations:
North America	$3,551	$5,053	$4,529	$10,630
Other regions (1)	73,935	56,441	108,776	77,350
Subtotal	77,486	61,494	113,305	87,980
Other tobacco operations (2)	968	425	9,345	3,230

Segment operating income	78,454	61,919	122,650	91,210

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	320	(153)	(1,049)	3,336
Restructuring costs (4)	(3,687)	(2,962)	(3,687)	(9,821)
Charge for European Commission fine in Italy (4)	—	(49,091)	—	(49,091)
Add: Other income	—	—	—	9,592

Consolidated operating income	$75,087	$9,713	$117,914	$45,226

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but is not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

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